EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER AND 2008 FISCAL YEAR

BOISE, Idaho, October 1, 2008 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its fourth quarter and 2008 fiscal year, which ended August 28, 2008. For the fourth quarter of fiscal 2008, the company posted a net loss of $344 million, or $0.45 per diluted share, on net sales of $1.45 billion. These results include a non-cash charge to cost of goods sold of $205 million to write down the value of work in process and finished goods inventories of memory products to their estimated market values and the effect of a recovery of $70 million for price adjustments for NAND products purchased from other suppliers in prior periods. For the 2008 fiscal year, the company posted a net loss of $1.6 billion, or $2.10 per diluted share on net sales of $5.8 billion. The annual results also include the effect of a non-cash charge of $463 million during the second quarter of fiscal 2008, in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” to write off the carrying value of goodwill previously recognized in the company’s memory segment. Absent the effects of the fourth quarter inventory write-down, the NAND Flash price adjustments and second quarter goodwill write-off, net loss would have been $209 million, or $0.27 per diluted share, for the fourth quarter and $1,021 million, or $1.32 per diluted share, for the 2008 fiscal year. In the fourth quarter and for the 2008 fiscal year, the company generated $243 million and $1.0 billion, respectively, in cash flows from operating activities and ended the quarter with $1.4 billion in cash and investments.

   “The global memory market continues to experience severe oversupply and price degradation, and it remains a challenging period for all of us competing in the industry,” said Steve Appleton, Micron Chairman and CEO. “Micron has pursued various initiatives in the past year to drive greater cost efficiencies across our operations and has made significant progress as shown by our cost per bit reductions and the contribution of cash flow from operations to the balance sheet. Consistent with these efforts and in view of market conditions, we are implementing a 20 percent reduction in salary compensation for Micron senior executives, while we continue to diligently work through our business planning process to ensure the competitiveness and long-term success of the company.”

Sales of memory products in the fourth quarter of fiscal 2008 decreased 4 percent compared to the third quarter. Sales of DRAM products in the fourth quarter of fiscal 2008 decreased slightly compared to the preceding quarter primarily as a result of an approximate 5 percent decrease in gigabit sales. Comparing the same periods for NAND Flash products, sales decreased approximately 10 percent as a result of an approximate 20 percent decrease in the average selling price, partially offset by an approximate 10 percent increase in gigabit sales.

Absent the effect of the inventory write-down in the fourth quarter and the NAND Flash price adjustments, the company’s gross margin on sales of memory products was slightly positive, with cost of goods sold per gigabit in the fourth quarter decreasing approximately 5 percent and 15 percent for DRAM and NAND Flash products, respectively, compared to the third quarter. Inventories for memory products decreased in the fourth quarter of fiscal 2008 compared to the third quarter partially as a result of the write-down at the end of the fourth quarter.

Sales of CMOS image sensors in the fourth quarter of fiscal 2008 increased slightly compared to the third quarter and represented 12 percent of the company’s total sales in the fourth quarter. The company’s gross margin on sales of imaging products during the fourth quarter decreased to 29 percent compared to 35 percent in the third quarter, primarily due to lower average selling prices.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s Web site until Oct. 1, 2009. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 63955265) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on Oct. 8, 2008.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 28,	May 29,	Aug. 30,	Aug. 28,	Aug. 30,
	2008	2008	2007	2008	2007

Net sales	$1,449	$1,498	$1,437	$5,841	$5,688
Cost of goods sold (1)	1,514	1,450	1,264	5,896	4,610
Gross margin	(65)	48	173	(55)	1,078
Selling, general and administrative	107	116	143	455	610
Research and development	167	170	184	680	805
Goodwill impairment (2)	--	--	--	463	--
Restructure (3)	4	8	19	33	19
Other operating (income) expense, net (4)	(5)	(21)	(12)	(91)	(76)
Operating loss	(338)	(225)	(161)	(1,595)	(280)
Interest income (expense), net	(9)	(6)	15	(3)	103
Other non-operating income (expense), net	(6)	--	--	(13)	9
Income tax provision (5)	(2)	(13)	(6)	(18)	(30)
Noncontrolling interests in net (income) loss	11	8	(6)	10	(122)
Net loss	$(344)	$(236)	$(158)	$(1,619)	$(320)

Earnings (loss) per share:
Basic	$(0.45)	$(0.30)	$(0.21)	$(2.10)	$(0.42)
Diluted	(0.45)	(0.30)	(0.21)	(2.10)	(0.42)

Number of shares used in per share calculations:
Basic	772.9	772.8	770.9	772.5	769.1
Diluted	772.9	772.8	770.9	772.5	769.1

Reconciliation of GAAP to Non-GAAP Financial Measures (6)

Gross margin:
On a GAAP basis	$(65)	$48	$173	$(55)	$1,078
Inventory write-downs	205	--	20	205	20
NAND Flash memory price adjustments	(70)	--	--	(70)	--
On a non-GAAP basis	$70	$48	$193	$80	$1,098

Net loss:
On a GAAP basis	$(344)	$(236)	$(158)	$(1,619)	$(320)
Inventory write-downs	205	--	20	205	20
NAND Flash memory price adjustments	(70)	--	--	(70)	--
Goodwill impairment	--	--	--	463	--
On a non-GAAP basis	$(209)	$(236)	$(138)	$(1,021)	$(300)

Diluted earnings (loss) per share:
On a GAAP basis	$(0.45)	$(0.30)	$(0.21)	$(2.10)	$(0.42)
Inventory write-downs	0.27	--	0.03	0.27	0.03
NAND Flash memory price adjustments	(0.09)	--	--	(0.09)	--
Goodwill impairment	--	--	--	0.60	--
On a non-GAAP basis	$(0.27)	$(0.30)	$(0.18)	$(1.32)	$(0.39)

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Aug. 28,	May 29,	Aug. 30,
	2008	2008	2007
Cash and short-term investments	$1,362	$1,584	$2,616
Receivables	1,032	995	994
Inventories (1)	1,291	1,453	1,532
Total current assets	3,779	4,129	5,234
Property, plant and equipment, net	8,811	8,721	8,279
Goodwill (2)	58	58	515
Total assets	13,430	13,616	14,818

Accounts payable and accrued expenses	1,111	1,374	1,385
Current portion of long-term debt	275	262	423
Total current liabilities	1,598	1,784	2,026
Long-term debt (7)	2,451	2,159	1,987
Noncontrolling interests in subsidiaries	2,865	2,811	2,607
Total shareholders’ equity	6,178	6,508	7,752

	Year Ended
	Aug. 28,	Aug. 30,
	2008	2007
Net cash provided by operating activities	$1,018	$937
Net cash used for investing activities	(2,092)	(2,391)
Net cash provided by financing activities	125	2,215

Depreciation and amortization	2,060	1,718
Expenditures for property, plant and equipment	(2,529)	(3,603)
Net cash received from noncontrolling interests	268	1,249
Payments on equipment purchase contracts	(387)	(487)

Noncash equipment acquisitions on contracts payable and capital leases	501	1,010

(1)
The results for the fourth, second and first quarters of fiscal 2008 and fourth of fiscal 2007 include charges of $205 million, $15 million, $62 million and $20 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products to their estimated market values. In addition, cost of goods sold in the fourth quarter of fiscal 2008 includes the effect of price adjustments for NAND products purchased from other suppliers in prior periods.

(2)
In the second quarter of fiscal 2008, in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the company performed a test to determine whether or not its goodwill was impaired. Based on the results of the test, the company wrote off all of the $463 million of goodwill associated with its Memory segment as of February 28, 2008.

(3)
In the fourth quarter of fiscal 2007, the company announced it was pursuing a number of initiatives to drive greater cost efficiencies and revenue growth across its operations. In the fourth quarter of fiscal 2008 and in aggregate for fiscal 2008, the company recorded restructure charges of $4 million and $33 million, respectively, consisting primarily of employee severance and related costs and relocation and retention bonuses. The company also incurred a charge to write down the carrying value of certain facilities to their estimated fair values in the first quarter of fiscal 2008. Since the fourth quarter of fiscal 2007, the company has incurred $52 million due to the restructuring initiatives. At the end of the fourth quarter of fiscal 2008, liabilities for unpaid portions of the restructure charge were $6 million.

(4)
Other operating (income) expense for fiscal 2008 includes $66 million from gains on disposals of semiconductor equipment, $25 million of losses from changes in foreign currency exchange rates and $38 million of receipts from the U.S. government in connection with anti-dumping tariffs received in the first quarter of fiscal 2008. Other operating (income) expense for fiscal 2007 includes $43 million from gains on disposals of semiconductor equipment, a gain of $30 million from the sale of certain intellectual property to Toshiba Corporation, $7 million in grants received in connection with the company’s operations in China and losses of $14 million from changes in currency exchange rates. Other operating income for the third quarter of fiscal 2008 includes $13 million from gains on disposals of semiconductor equipment. Other operating (income) expense for the fourth quarter of fiscal 2007 includes $18 million from gains on disposals of semiconductor equipment and losses of $11 million from changes in currency exchange rates.

(5)
Income taxes for fiscal 2008 and 2007 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Tax attributable to U.S. operations in fiscal 2008 and 2007 were substantially offset by changes in the valuation allowance.

Effective at the beginning of the first quarter of fiscal 2008, the company adopted the provisions of FIN 48. In connection with the adoption of FIN 48, the company increased its liability and decreased retained earnings by $1 million for net unrecognized tax benefits at August 31, 2007. Due to certain foreign statutes of limitations which expired on December 31, 2007, the company recognized approximately $15 million of previously unrecognized tax benefits in the second quarter of fiscal 2008.

(6)
To supplement its consolidated financial statements presented on a GAAP basis, the company uses non-GAAP measures of gross margin, net income and earnings per share, which are adjusted to exclude goodwill impairment, inventory write-downs and price adjustments for NAND products purchased from other suppliers in prior periods. Management does not consider these charges in evaluating the core operational activities of the company. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the company’s operating results across different time periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures presented by the company may be different than the non-GAAP financial measures presented by other companies.

(7)
In the fourth and third quarters of fiscal 2008, the company’s TECH subsidiary borrowed $330 million and $270 million, respectively against a credit facility at Singapore Interbank Offered Rate ("SIBOR") plus 2.5%, subject to customary covenants. Payments are due in approximately equal installments over 13 quarters commencing in May 2009. Also in the third quarter of fiscal 2008, TECH repaid $240 million outstanding under its previous credit facility.